UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

SANDRIDGE ENERGY, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

80007P869

(CUSIP Number)

October 4, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 80007P869	Page 2 of 42

1.	Name of reporting persons: Blackstone / GSO Strategic Credit Fund
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 135,155
	6.	Shared voting power: 0
	7.	Sole dispositive power: 135,155
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 135,155
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.7%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 3 of 42

1.	Name of reporting persons: Blackstone / GSO Long-Short Credit Income Fund
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 37,843
	6.	Shared voting power: 0
	7.	Sole dispositive power: 37,843
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 37,843
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.2%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 4 of 42

1.	Name of reporting persons: Blackstone Debt Funds Management LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 5 of 42

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 80007P869	Page 6 of 42

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 7 of 42

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 80007P869	Page 8 of 42

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): CO

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CUSIP No. 80007P869	Page 9 of 42

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 80007P869	Page 10 of 42

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 11 of 42

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 172,998
	6.	Shared voting power: 0
	7.	Sole dispositive power: 172,998
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 12 of 42

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 172,998
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 172,998
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 13 of 42

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 172,998
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 172,998
9.	Aggregate amount beneficially owned by each reporting person: 172,998
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 14 of 42

1.	Name of reporting persons: FS Energy and Power Fund
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,009,878
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,009,878
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,009,878
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 15 of 42

1.	Name of reporting persons: FS Investment Corporation
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Maryland
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 421,683
	6.	Shared voting power: 0
	7.	Sole dispositive power: 421,683
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 421,683
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.2%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. 80007P869	Page 16 of 42

1.	Name of reporting persons: FS Investment Corporation II
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Maryland
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 253,009
	6.	Shared voting power: 0
	7.	Sole dispositive power: 253,009
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 253,009
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. 80007P869	Page 17 of 42

1.	Name of reporting persons: Burholme Funding LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 253,009
	6.	Shared voting power: 0
	7.	Sole dispositive power: 253,009
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 253,009
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 18 of 42

1.	Name of reporting persons: FS Investment Corporation III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Maryland
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 253,009
	6.	Shared voting power: 0
	7.	Sole dispositive power: 253,009
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 253,009
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): CO

13G

CUSIP No. 80007P869	Page 19 of 42

1.	Name of reporting persons: FS Investment Advisor, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,009,878
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,009,878
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,009,878
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 20 of 42

1.	Name of reporting persons: FB Income Advisor, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 421,683
	6.	Shared voting power: 0
	7.	Sole dispositive power: 421,683
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 421,683
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.2%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 21 of 42

1.	Name of reporting persons: FSIC II Advisor, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 253,009
	6.	Shared voting power: 0
	7.	Sole dispositive power: 253,009
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 253,009
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 22 of 42

1.	Name of reporting persons: FSIC III Advisor, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 253,009
	6.	Shared voting power: 0
	7.	Sole dispositive power: 253,009
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 253,009
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 80007P869	Page 23 of 42

1.	Name of reporting persons: Michael C. Forman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 1,937,579
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 1,937,579
9.	Aggregate amount beneficially owned by each reporting person: 1,937,579
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.5%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 24 of 42

1.	Name of reporting persons: Gerald F. Stahlecker
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 1,937,579
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 1,937,579
9.	Aggregate amount beneficially owned by each reporting person: 1,937,579
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.5%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 25 of 42

1.	Name of reporting persons: Zachary Klehr
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 1,937,579
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 1,937,579
9.	Aggregate amount beneficially owned by each reporting person: 1,937,579
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.5%
12.	Type of reporting person (see instructions): IN

13G

CUSIP No. 80007P869	Page 26 of 42

1.	Name of reporting persons: Sean Coleman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States of America
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 1,937,579
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 1,937,579
9.	Aggregate amount beneficially owned by each reporting person: 1,937,579
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.5%
12.	Type of reporting person (see instructions): IN

Item 1.	(a) Name of Issuer

Sandridge Energy, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

This Schedule 13G is being filed by the following reporting persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

•	(i) Blackstone / GSO Strategic Credit Fund, which is a Delaware statutory trust, (ii) Blackstone / GSO Long-Short Credit Income Fund, which is a Delaware statutory trust (Blackstone / GSO Strategic Credit Fund and Blackstone / GSO Long-Short Credit Income Fund, collectively, the “GSO Funds”), (iii) GSO / Blackstone Debt Funds Management LLC, which is a Delaware limited liability company, (iv) GSO Capital Partners LP, which is a Delaware limited partnership (collectively with GSO / Blackstone Debt Funds Management LLC and the GSO Funds, the “GSO Entities”);

•	Bennett J. Goodman and J. Albert Smith III, each of whom is a citizen of the United States of America (collectively, the “GSO Executives”);

•	(i) GSO Advisor Holdings L.L.C., which is a Delaware limited liability company, (ii) Blackstone Holdings I L.P., which is a Delaware limited partnership, (iii) Blackstone Holdings I/II GP Inc., which is a Delaware corporation, (iv) The Blackstone Group L.P., which is a Delaware limited partnership, and (v) Blackstone Group Management L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Entities”);

•	Stephen A. Schwarzman, who is a citizen of the United States of America;

•	(i) FS Energy and Power Fund, a Delaware statutory trust (“FSEP”), (ii) FS Investment Corporation, a Maryland corporation (“FSIC”), (iii) FS Investment Corporation II, a Maryland corporation (“FSIC II”), (iv) Burholme Funding LLC, a Delaware limited liability company, (v) FS Investment Corporation III, a Maryland corporation (“FSIC III” and, together with FSEP, FSIC, FSIC II and Burholme Funding LLC, the “FS Funds”), (vi) FS Investment Advisor, LLC, a Delaware limited liability company, (vii) FB Income Advisor LLC, a Delaware limited liability company, (viii) FSIC II Advisor, LLC, a Delaware limited liability company, and (ix) FSIC III Advisor, LLC, a Delaware limited liability company (FS Investment Advisor, LLC, FB Income Advisor LLC, FSIC II Advisor, LLC, FSIC III Advisor, LLC and the FS Funds, collectively, the “FS Entities”); and

•	Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman, each of whom is a citizen of the United States of America (collectively, the “FS Persons”).

The principal business address of each of the GSO Entities and GSO Executives is c/o GSO Capital Partners LP, 345 Park Avenue, New York, New York 10154. The principal business address of each of the Blackstone Entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

The principal business address of each of the FS Entities and the FS Persons is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

Item 2(d).	Title of Class of Securities:

Common Stock (the “Common Stock”)

Item 2(e).	CUSIP Number: 80007P869

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

Collectively, the Reporting Persons may be deemed to beneficially own an aggregate of 2,110,577 shares of Common Stock, consisting of 935,227 shares of Common Stock and 0.00% Convertible Senior Subordinated Notes due 2020 issued by the Company (“Convertible Notes”) convertible into 1,175,350 shares of Common Stock.

As of the date hereof, (i) Blackstone / GSO Strategic Credit Fund directly holds 59,889 shares of Common Stock and Convertible Notes convertible into 75,266 shares of Common Stock, (ii) Blackstone / GSO Long-Short Credit Income Fund directly holds 16,769 shares of Common Stock and Convertible Notes convertible into 21,074 shares of Common Stock, (iii) FSEP directly holds 447,491 shares of Common Stock and Convertible Notes convertible into 562,387 shares of Common Stock, (iv) FSIC directly holds 186,854 shares of Common Stock and Convertible Notes convertible into 234,829 shares of Common Stock, (v) FSIC II directly holds 112,112 shares of Common Stock and Convertible Notes convertible into 140,897 shares of Common Stock, and (vi) Burholme Funding LLC, a wholly owned subsidiary of FSIC III, directly holds 112,112 shares of Common Stock and Convertible Notes convertible into 140,897 shares of Common Stock.

GSO / Blackstone Debt Funds Management LLC is the investment adviser of each of the GSO Funds. GSO Capital Partners LP is the managing member of GSO / Blackstone Debt Funds Management LLC. GSO Advisor Holdings L.L.C. is a special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the securities held by the GSO Funds.

FS Investment Advisor, LLC, FB Income Advisor, LLC, FSIC II Advisor, LLC and FSIC III Advisor, LLC are the investment advisers of FSEP, FSIC, FSIC II and FSIC III, respectively, and in that respect hold discretionary investment authority for them. Burholme Funding LLC is a wholly owned subsidiary of FSIC III. In addition, each of Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman may be deemed to have shared voting, investment and/or dispositive power with respect to the securities held by FSEP, FSIC, FSIC II and FSIC III.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than the GSO/FS Funds to the extent they directly hold securities reported on this Schedule 13G) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”

(b)	Percent of class:

Calculations of the percentage of Common Stock beneficially owned assumes that there are a total of 19,371,229 shares of Common Stock outstanding as of October 4, 2016 as reported in the Company’s Form 8-A12B filed with the Securities and Exchange Commission on October 4, 2016, and takes into account the number of shares of Common Stock underlying Convertible Notes that may be deemed to be beneficially owned by the Reporting Persons, as applicable. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding shares of Common Stock as listed on such Reporting Person’s respective reporting page. The Reporting Persons’ aggregate beneficial ownership of 2,110,577 shares of Common Stock represents 10.3% of the outstanding shares of Common Stock after taking into account the number of shares of Common Stock underlying the Convertible Notes held by the Reporting Persons.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Burholme Funding LLC is a wholly owned subsidiary of FSIC III.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 14, 2016

BLACKSTONE / GSO STRATEGIC CREDIT FUND
By: GSO /Blackstone Debt Funds Management LLC, its investment adviser

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND
By: GSO /Blackstone Debt Funds Management LLC, its investment adviser

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADVISOR HOLDINGS L.L.C.
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Sandridge Energy, Inc. – Schedule 13G]

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

[Sandridge Energy, Inc. – Schedule 13G]

FS ENERGY AND POWER FUND

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS INVESTMENT CORPORATION

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS INVESTMENT CORPORATION II

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

BURHOLME FUNDING LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President

FS INVESTMENT CORPORATION III

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FS INVESTMENT ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FB INCOME ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

FSIC II ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

[Sandridge Energy, Inc. – Schedule 13G]

FSIC III ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer

MICHAEL C. FORMAN

/s/ Michael C. Forman

GERALD F. STAHLECKER

/s/ Gerald F. Stahlecker

ZACHARY KLEHR

/s/ Zachary Klehr

SEAN COLEMAN

/s/ Sean Coleman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of October 14, 2016, among the Reporting Persons

Exhibit B	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney.

Exhibit C	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney.